BENEFICIAL OWNERSHIP AGREEMENT
THIS BENEFICIAL OWNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2026, by and among AO Partners I, L.P. (the “Fund”), AO Partners, LLC, and Rick D. Leggott (“Member”) regarding 31,931 shares (the “Shares”) of Common Stock, par value $0.25 (the “Common Stock”), of Air T, Inc., a Delaware corporation (the “Company”), held by the Fund.
RECITALS
A.
The Fund holds, among other assets, shares of the Common Stock of the Company, including the Shares.
B.
AO Partners, LLC is the General Partner of the Fund (the “General Partner”), and as the General Partner, on behalf of the Fund, has voting and investment power over the shares of Common Stock held by the Fund, including the Shares.
C.
As the Fund and the General Partner have voting and investment power over the shares of Common Stock held by the Fund, they are beneficial owners of the shares pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
D.
The Fund, the General Partner, and Member desire for Member to have sole voting and investment power over the Shares, with the amount of the Shares corresponding to the Member’s indirect holdings of the Common Stock pursuant to Member’s pro rata limited partnership interests in the Fund.
E.
After Member is given sole voting and investment power over the Shares, Member shall be the beneficial owner of the Shares pursuant to Rule 13d-3 of the Exchange Act, and the Fund and the General Partner shall cease to be beneficial owners of the Shares.
F.
The parities to this Agreement desire to memorialize these understandings.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed, the parties hereto hereby agree as follows:
1.
Voting Power. Member shall have sole voting power over the Shares, which includes, without limitation, the power to vote, or to direct the voting of, such shares.
2.
Investment Power. Member shall have sole investment power over the Shares, which includes, without limitation, the power to dispose, or to direct the disposition of, such shares.
3.
Adjustment to Shares. The amount of Common Stock that constitutes the Shares subject to this Agreement shall be adjusted on either an annual or semiannual basis, at the discretion of the General Partner, to ensure that amount of the Shares continues to correspond to the Member’s indirect holdings of the Common Stock pursuant to Member’s pro rata limited partnership interests in the Fund.

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4.
Representations. Each party hereto represents and warrants that:
4.1

Such party has duly executed and delivered this Agreement.
4.2

Such party’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such party is subject or by which such party or such party’s assets are bound.
4.3

This Agreement constitutes a legal, valid, binding, and enforceable obligation of such party, enforceable against such party in accordance with the terms hereof, except as such enforceability may be affected by bankruptcy, insolvency, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
5.
Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until the parties terminate this Agreement, which can only be done upon sixty-one days’ prior written notice.
6.
Miscellaneous.
6.1
Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, successors, and permitted assigns of the parties hereto. The parties may not assign this Agreement without the prior written consent of the other parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or respective their heirs, successors, and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
6.2
Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
6.3
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4
Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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6.5
Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party hereto to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice shall be sent:
If to Member:
____________________
____________________
Email: rickleggott@icloud.com

If to the Fund or the General Partner:
AO Partners, LLC
5000 W 36th Street, Suite 200
Minneapolis, MN 55416
Email: nick@theresourcegroup.co

6.6
Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended or modified only by the written and signed consent of each party hereto, and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the party whose rights are being waived.
6.7
Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to either party hereto under this Agreement, upon any breach or default of the other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party hereto nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of either party hereto of any breach or default under this Agreement, or any waiver on the part of either party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
6.8
Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
6.9
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties hereto is expressly canceled.

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6.10
Further Assurances. At any time or from time to time after the date hereof, the parties hereto shall cooperate with each other, and at the request of the other party hereto, shall execute and deliver any further instruments or documents and take all such further action as the other party hereto may reasonably request in order to carry out the intent of the parties hereto hereunder.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
AO PARTNERS I, L.P. By: /s/ Nicholas J. Swenson Nicholas J. Swenson Manager of AO Partners, LLC
AO PARTNERS, LLC By: /s/ Nicholas J. Swenson Nicholas J. Swenson Manager
/s/ Rick D. Leggott Rick D. Leggott

Signature Page to Beneficial Ownership Agreement
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